Exhibit 10.59

Product Purchases and Sales Contract

Supplier: Northern Altair Nanotechnologies Co., Ltd.	Contract No.: YTXS-20121022A
Buyer: Wu'an Transport Bureau	Signing time: January 6, 2013

In order to better drive energy conservation and emission reduction in Wu'an City and greatly develop the green traffic at the same time, and also in order to drive the overall development of the new energy automobile industry in Wu'an City. According to the purchases and sales contract signed between Altair Nanotechnologies (China) Co., Ltd. and Wu'an Transport Bureau in April 2012, Supplier shall provide a total of 165 buses including 90 electric buses of 7.5 m, 45 pure electric buses of 10.5 m and 30 LNG buses of 10.5 m for Buyer in the price superior to that of the similar products in the market; the specific purchase contents are as follows:

Product name, trademark, model, manufacturer, supply time and quantity

Product name	Trademark	Manufacturer	Unit	Unit price (ten thousand Yuan)	Quantity (Nr.)	Total amount (ten thousand Yuan)	Delivery time and quantity
Electric bus of 7.5 m	Guangtong	Guangtong	Nr.	¥75	90	6750	See Article 6 in the Contract
Electric bus of 10.5 m	Guangtong	Guangtong	Nr.	¥160	45	7200
LNG bus of 10.5 m	Guangtong	Guangtong	Nr.	¥53	30	1590
The total amount (tax inclusive) is RMB155,400,000 (RMB One Hundred Fifty-five Million Four Hundred Thousand Only in words)

I.

Quality requirements technical standard, conditions and term of the supplier to be responsible for quality: Deliver the goods according to the quality and technology standards of the original factory; from the delivery date, the warranty period for the vehicle body shall be one year, and the warranty period for the lithium iron phosphate battery and parts of the pure electric bus driving system equipped with lithium iron phosphate battery shall be three years. The warranty period for the LTO battery and parts of the pure electric bus driving system equipped with the LTO battery shall be five years. If the parts damage is caused by Buyer's use in the abnormal condition, it will not be within Supplier's warranty obligation and responsibility.

II.	Quality standard: it conforms to the national and industrial related quality standards and requirements.

III.	Shipments place: Zhuhai City

IV.	Delivery place: Wu'an

V.	Mode of transportation, arrival port and expense burden: Transported by automobile, and Buyer shall be responsible for the freight.

VI.	Supply time, quantity and price

Time		Vehicle model	Quantity (Nr.)	Price (ten thousand yuan)
	February	Pure electric bus of 7.5 m	10	750
2013	June	LNG bus of 10.5 m	30	1590
	December	Pure electric bus of 10.5 m	15	2400
2014	June	Pure electric bus of 7.5 m	40	3000
	December	Pure electric bus of 10.5 m	15	2400
2015	June	Pure electric bus of 7.5 m	40	3000
	December	Pure electric bus of 10.5 m	15	2400

VII.	Settlement mode and term:

① Before signing this Contract, Buyer paid RMB 12,000,000 to Supplier in advance as the supply down payment for 2013, and Buyer shall pay the remaining payment for goods in twice before picking up the goods in June and December 2013.

② From 2014, Buyer shall pay 30% of the total supply value of the current year as the down payment to Supplier by the end of every March, and Buyer shall pay the remaining payment for goods to Supplier before picking up the goods every time.

③ The specific supply quantity and time shall subject to the down payment.

VIII.	Acceptance Standards: Buyer shall put forward the objections on the appearance quality on the scene when the acceptance is conducted; for the specific configuration, see the attached list.

IX.

Supplier shall execute "thee guarantees" for products sold; for the specific content, see Guangtong's product quality manual and after-sales service manual; the quality guarantee shall be executed according to the national standards.

X.	Liability for Breach of Contract: to be settled according to the national related laws and regulations.

XI.	Methods of settling contract dispute: to be negotiated for settlement or to be arbitrated.

XII.	This Contract is in quadruplicate and will take effect after both parties' signatures and seals on it; the validity period shall be three years from the contract signing date.

XIII.	Other matters agreed:

1. For the matters associated and extended by this Agreement, the specific scheme shall be negotiated by both parties and signed separately.

2. This agreement will take effect from the date of signature and seal; it is in quadruplicate and each party has two copies, which have the same legal effect.

3. Appendix I GT6750E Type Pure Electric Minibus of 7.5 m-Effect Picture, Appendix II GT6750E Type Pure Electric Minibus of 7.5 m-Seat Arrangement Picture, Appendix III GT6750E Type Pure Electric Minibus of 7.5 m- Technical Parameters, Appendix IV GT6750E Type Pure Electric Minibus of 7.5 m-Vehicle Configuration List, Appendix V GT6105E Type Pure Electric Coach of 10.5 m-Effect Picture, Appendix VI GT6105E Type Pure Electric Coach of 10.5 m-Seat Arrangement Picture, Appendix VII GT6105E Type Pure Electric Coach of 10.5 m-Technical Parameters, Appendix VIII GT6105E Type Pure Electric Coach of 10.5 m-Vehicle Configuration List, Appendix IX Guangtong LNG Bus of 10.5 m- Effect Picture, Appendix X Guangtong LNG Bus of 10.5 m- Technology and Service Requirements and Appendix XI Finished Vehicle Battery Purchase Price Requirements. And those appendixes have the equal legal effect with this Agreement.

Supplier (sealed):	Buyer (sealed):
Unit Name: Northern Altair Nanotechnologies Co., Ltd.	Unit Name: Wu'an Transport Bureau
Unit Address:	Unit Address:
Legal representative: Entrusted agent:	Legal representative: Entrusted agent:
Tel:	Tel:
Fax:	Fax:
Opening bank:	Opening bank:
Account No.:	Account No.:
Signing date: January 6, 2013	Signing date: January 6, 2013

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